Exhibit 99.1

JLL Income Property Trust
Closes Senior Secured Real Estate Loan on
Houston Apartment Community

Sponsor JLL Also Funds Previously Announced $100 Million Equity Investment

Chicago (January 7, 2025) – JLL Income Property Trust, an institutionally-managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with approximately $6.6 billion in portfolio equity and debt investments, announced today that it originated a $32 million senior, secured floating rate first mortgage loan on a newly constructed, institutional-quality apartment community in north suburban Houston, Texas.

The loan has an initial three-year term and earns an interest rate of 3% above SOFR – the Secured Overnight Financing Rate – with a SOFR floor of 3.25%, and is currently projected to deliver an attractive yield of approximately 7% to 8%.

“Even after the Federal Reserve’s three interest rate cuts, disruption in traditional real estate lending markets continues. These conditions, coupled with an estimated $1.2 trillion in real estate loans maturing over the next two years, provide an opportune environment for us to increase our allocation to the private real estate debt sector,” said Allan Swaringen, President, and CEO of JLL Income Property Trust. “Our expanding loan portfolio should provide JLL Income Property Trust with accretive cash flows, downside protection inherent in our senior, secured investments given substantial borrowers’ equity subordinate to our loans, and attractive diversification across our portfolio of core equity and debt investments.”

With this loan origination, JLL Income Property Trust has surpassed $130 million in its senior secured floating rate first mortgage portfolio. In a market environment where traditional real estate debt sources face balance sheet and legacy portfolio challenges resulting in significantly curtailed lending, JLL Income Property Trust is capitalizing on this opportunity by originating real estate loans that complement and diversify its core, multi-sector property portfolio, while also potentially enhancing investment performance. Underwriting real estate credit through a disciplined research and strategy-led investment process is a core competency of JLL Income Property Trust’s advisor LaSalle Investment Management. The firm and its affiliates have originated more than $5 billion of real estate loans globally, and have 20-plus years of experience in real estate debt investing across multiple economic cycles.

The underlying collateral for this loan is a 231-unit apartment community located in the submarket of Tomball, TX, located approximately 28 miles northwest of the Houston central business district. The market has experienced significant growth in its population – 20% over the last five years – as well as growing commercial activity due to its proximity to major employers, an inland location more protected from hurricane activity than Houston’s coastal submarkets, and an attractive base of residential amenities. Significant employers in the area include Exxon Mobil, Hewlett Packard, University of Texas MD Anderson Cancer Center and Southwest Energy, among others. The property is located in the Tomball school district, which is ranked A+ by Niche, with all three of its high schools ranked in the Top 10% Best High Schools in the nation by U.S. News & World Report. Investing in residential properties located in top school districts is a key principle of LaSalle’s investment strategy, as these locations have exhibited stronger historical rent growth and higher average occupancy.

In other news, on January 2, 2025, Jones Lang LaSalle Incorporated (JLL), a leading global real estate and investment management company, and the Sponsor of JLL Income Property Trust, fully funded its previously announced commitment and acquired $100 million of JLL Income Property Trust’s common stock at the daily NAV offering price on this date. This additional investment in the company, along with its successful capital recycling through recent property sales, expansion of its institutional Delaware Statutory Trust offerings through JLL Exchange, and the increasing allocations to core real estate by financial advisors, has generated significant investing capacity at what is believed to be an opportune time in the current real estate recovery cycle.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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JLL Income Property Trust, Inc. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
JLL Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing residential, industrial, grocery-anchored retail, healthcare and office properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management | Investing Today. For Tomorrow.
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages $88.2 billion of assets in private and public real estate equity and debt investments as of Q3 2024. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles, including separate accounts, open- and closed-end funds, public securities and entity-level investments.

Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.

Contacts:

Alissa Schachter
LaSalle Investment Management
Telephone: +1 312 339 0625
Email: Alissa.schachter@lasalle.com

Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com